Exhibit 99.1
ATLAS AMERICA, INC.
REPORTS RECORD FINANCIAL RESULTS FOR
THE FOURTH QUARTER AND FULL YEAR 2007
Philadelphia, PA — February 27, 2008, Atlas America Inc. (NASDAQ: ATLS) (“Atlas America” or “the Company”) today reported record financial results for the fourth quarter and full year 2007.
The results of the full year 2007 include:
•	Record adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, of $456.2 million, an increase of $306.3 million, or over 200%, from the full year 2006. The increase in Adjusted EBITDA is due primarily to the contributions from the interests in the natural gas gathering and processing assets purchased from Anadarko Petroleum Corporation by Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”), contributions from the natural gas and oil producing assets purchased from DTE Energy Company by Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”), and continued growth in the legacy assets of Atlas Energy and Atlas Pipeline. A reconciliation from net income to Adjusted EBITDA is provided in the financial tables of this release;

•	Adjusted net income, a non-GAAP measure, was $50.3 million for the full year 2007 compared to $44.2 million for the prior year, an increase of $6.1 million or approximately 14%. Adjusted diluted net income per share was $1.85 for the full year 2007, compared to $1.50 per share for the full year 2006, an increase of $0.35 per share or 23%. A reconciliation from net income to adjusted net income is provided in the financial tables of this release. On a GAAP basis, the Company recognized net income of $35.3 million for the full year 2007 compared with $45.8 million for the prior year;

•	Excluding the effect of non-cash derivative expense, total revenues of $1.36 billion for the full year 2007, an increase of $613.9 million, or approximately 82%, compared to the full year 2006.
The results of the fourth quarter 2007 include:
•	Adjusted EBITDA of $220.1 million, an increase of $179.0 million, or almost 440%, from the fourth quarter 2006;

•	Adjusted net income of $10.6 million compared with $11.9 million for the prior year fourth quarter. Adjusted diluted net income per share was $0.39 for the fourth quarter 2007 compared with $0.41 per share for the fourth quarter 2006;

•	Excluding the effect of non-cash derivative expense, total revenues were $503.6 million, an increase of $303.5 million, or approximately 152%, compared to the fourth quarter 2006.
On February 14, 2008, the Company paid a cash dividend of $0.05 per share of common stock to holders of record on February 7, 2008.
Cash Distributions from Affiliates
•	Atlas Energy declared a record quarterly cash distribution of $0.57 per common unit for the fourth quarter 2007 with a distribution coverage ratio that approximated 1.3x. This quarter’s distribution was paid on February 14, 2008 to unitholders of record on February 7, 2008. The Company owns approximately 48% of the outstanding common units and all of the Class A and management incentive interests of Atlas Energy. The Company received approximately $17.4 million in cash distributions from its ownership interest in Atlas Energy for the fourth quarter 2007.

•	Atlas Pipeline Holdings, L.P. (NYSE: AHD) (“Atlas Holdings”) declared a quarterly cash distribution for the fourth quarter 2007 of $0.34 per common limited partner unit, which was paid on February 19, 2008 to common unitholders of record as of February 7, 2008. Atlas America owns approximately 64% of the outstanding limited partner units of Atlas Holdings. The Company received approximately $6.0 million in cash distributions from its ownership interest in Atlas Holdings for the fourth quarter 2007.

•	For the full year 2007, Atlas America received $81.6 million in common unit distributions from its ownership in Atlas Energy and Atlas Holdings.
Please see the respective earnings releases for Atlas Energy, Atlas Holdings and Atlas Pipeline for more information with regard to their fourth quarter 2007 financial results.
Marcellus Shale Development
As previously reported, Atlas Energy has drilled 27 vertical wells to date and is currently producing 21 wells into a pipeline in its Marcellus Shale acreage position. The remaining 6 wells are scheduled to be completed and turned into line shortly.
Atlas Energy currently controls approximately 483,000 Marcellus acres in Pennsylvania, New York and West Virginia and continues to aggressively add to its position. Atlas Energy is currently focused on its approximate 224,000 existing Marcellus acres in southwestern Pennsylvania, where it has drilled all but one of its Marcellus wells and has now, through this drilling, largely delineated its acreage.
Since implementing advanced drilling, completion and production techniques, Atlas Energy’s initial daily rates (24 hours) into a pipeline have averaged 1.3 million cubic feet (“Mmcf”) per day, and have been as high as 2.6 Mmcf per day, in southwestern Pennsylvania. To Atlas Energy’s knowledge (based on published reports), these are the best initial daily production rates of any vertical wells in the Marcellus play. In response to these results, Atlas Energy plans to drill and complete at least 150 vertical Marcellus Shale wells over the next eighteen months.
Atlas Energy has drilled one horizontal well in southwestern Pennsylvania with an industry partner and plans to drill at least four additional horizontal wells during the remainder of 2008.
Atlas Energy Results
•	Proved reserves net to Atlas Energy’s interest grew to 897 bcfe at December 31, 2007, compared to 181 bcfe at December 31, 2006, an increase of almost 400%. The increase in proved reserves is due primarily to the addition of the Michigan segment reserves acquired in June 2007 as well as continued growth from Atlas Energy’s drilling programs in Appalachia.

•	Atlas Energy completed fundraising for the Public #17-2007 (A) drilling program, bringing the total investor funds raised in 2007 to approximately $363 million, representing a record for Atlas Energy and more than 66% above 2006’s then-record of $218 million. On February 1, 2008, Atlas Energy’s Post-Effective Amendment No. 1 to the Atlas Resources Public #17-2007 Drilling Program Registration Statement became effective with the Securities and Exchange Commission. The second partnership in the program (Atlas Resources Public #17-2008(B) L.P.) is offering units representing up to $236 million. Atlas Energy’s subsidiary serves as managing general partner of the partnership. A written prospectus meeting the requirements of Section 10 of the Securities Act may be obtained from Anthem Securities, Inc. (a subsidiary of Atlas Energy), 1550 Coraopolis Heights Rd. — 2nd Floor, Moon Township, PA 15108.

•	Atlas Energy drilled 277 gross wells in Appalachia in the fourth quarter 2007, and increase of 75 gross wells or 37% from the prior year fourth quarter, and 1,117 for the full year 2007, an increase of 401 gross wells or 56% from the prior year. Atlas Energy drilled 38 gross wells in Michigan in the fourth quarter 2007 and 115 gross wells since June 29, 2007, when Atlas Energy acquired the Michigan assets in the Antrim Shale.

•	At December 31, 2007, Atlas Energy held approximately 752,000 net acres in the Appalachian Basin, of which 501,000 were undeveloped, an increase of 37% from the net acreage position at December 31, 2006 and a 6% increase from September 30, 2007. At December 31, 2007, Atlas Energy had approximately 232,000 net developed acres in the Antrim Shale in Michigan, and approximately 53,000 net undeveloped acres.

•	Atlas Energy has identified approximately 3,200 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale. In addition, the Company has identified approximately 768 drilling locations in Michigan.

•	Atlas Energy had interests in approximately 10,720 gross wells December 31, 2007, of which Atlas Energy operates approximately 83%, an increase of approximately 4% in gross wells from September 30, 2007.

•	Natural gas and oil production was 91.9 million cubic feet equivalents (“Mmcfe”) per day for fourth quarter 2007, compared to 28.3 Mmcfe per day from the fourth quarter 2006. The increase is due primarily to the acquisition of the Antrim Shale production in Michigan, and a 15% increase in Appalachia production.
Atlas Pipeline Results
  Full Year
•	Excluding the effect of non-cash derivative expense, Atlas Pipeline’s Mid-Continent segment total revenue increased $371.1 million, or 86%, to $802.6 million for the full year 2007 compared with $431.5 million for the prior year. This increase principally reflects the contribution from the acquisition of the Chaney Dell and Midkiff/Benedum systems of $345.7 million and higher volumes and commodity prices on its other systems.

•	Atlas Pipeline’s NOARK system throughput volume increased 77.1 MMcfd, or 31%, to 326.7 MMcfd for the full year 2007 compared with 249.6 MMcfd the full year 2006. Atlas Pipeline’s Elk City/Sweetwater system average gross natural gas processed volume increased 71.8 MMcfd, or 47%, to 225.8 MMcfd for the full year 2007 compared with 154.0 MMcfd for the prior year, and 110 new wells were connected to the Elk City/Sweetwater system during the full year 2007 compared with 64 new wells for the prior year. Atlas Pipeline’s Velma system average processed natural gas volume increased 2.4 MMcfd, or 4%, to 60.5 MMcfd for the full year 2007 compared with 58.1 MMcfd for the prior year, and 58 new wells were connected to its Velma system during the full year 2007 compared with 60 new wells for the prior year.

•	Total revenue for the Atlas Pipeline Appalachia system increased $4.7 million, or approximately 15%, to $35.6 million for the year ended December 31, 2007 compared with $30.9 million for the prior year due principally to higher throughput volume and $1.6 million of natural gas and liquids sales associated with the Irishtown processing plant, which was acquired in August 2007. Throughput volume increased 6.8 MMcfd, or 11%, to 68.7 MMcfd for the year ended December 31, 2007 compared with 61.9 MMcfd for the prior year resulting from the connection of new wells to the Appalachia gathering system and throughput associated with the gathering system acquired in connection with the Irishtown processing plant. The Appalachia system’s average transportation rate per thousand cubic feet (“mcf”) was $1.35 for the full year 2007 compared with $1.34 for the full year 2006. During the fourth quarter 2007, 166 new wells were connected to the Appalachia gathering system. For the year ended December 31, 2007, 874 new wells, including 267 Irishtown wells, which were acquired in August 2007, were connected to the Appalachia gathering system compared with 711 new wells for the prior year, representing a 23% increase.
  Fourth Quarter
•	Excluding the effect of non-cash derivative expense, Atlas Pipeline’s Mid-Continent segment total revenue increased $224.6 million, or 206%, to $333.6 million for the fourth quarter 2007 compared with $109.0 million for the prior year comparable quarter. This increase principally reflects the contribution from the acquisition of the Chaney Dell and Midkiff/Benedum systems of $213.3 million and higher volumes and realized commodity prices on its other systems.

•	Average gross natural gas processed volume for the fourth quarter 2007 was 256.1 MMcfd for Atlas Pipeline’s Chaney Dell system and 101.5 MMcfd for the Midkiff/Benedum system. There were 68 new wells connected to Atlas Pipeline’s Chaney Dell system during the fourth quarter 2007 and 57 new wells connected to the Midkiff/Benedum system for the same period. Atlas Pipeline’s NOARK system throughput volume increased 82.5 MMcfd, or 29%, to 371.4 MMcfd for the fourth quarter 2007 compared with 288.9 MMcfd for the fourth quarter 2006. Atlas Pipeline’s Elk City/Sweetwater system average gross natural gas processed volume increased 16.5 MMcfd, or 8%, to 229.5 MMcfd for the fourth quarter 2007 compared with 213.0 MMcfd for the fourth quarter 2006; 17 new wells were connected to the Elk City/Sweetwater system during the fourth quarter 2007 compared with 10 new wells for the prior year comparable quarter. Atlas Pipeline’s Velma system average processed natural gas volume increased 4.6 MMcfd, or 8%, to 60.5 MMcfd for the fourth quarter 2007 compared with 55.9 MMcfd for the prior year comparable quarter. 10 new wells were connected to its Velma system during the fourth quarter 2007 compared with 7 new wells for the prior year comparable quarter.

•	Total revenue for Atlas Pipeline’s Appalachia system increased $2.5 million, or 33%, to $10.1 million for the fourth quarter 2007 compared with $7.6 million for the fourth quarter 2006, due principally to higher throughput volume and $1.2 million of natural gas and liquids sales associated with the Irishtown processing plant. Throughput volume increased 11.1 MMcfd, or 18%, to 74.2 MMcfd for the fourth quarter 2007 compared with 63.1 MMcfd for the fourth quarter 2006 resulting from the connection of new wells to the Appalachia gathering system and throughput associated with the gathering system acquired in connection with the Irishtown processing plant. The Appalachia system’s average transportation rate per thousand cubic feet (“mcf”) was $1.30 for both the fourth quarter 2007 and 2006.
   Corporate and Other
•	General and administrative expense was $27.3 million for the fourth quarter 2007, an increase of $13.8 million from the prior year comparable period, primarily due to higher costs in managing our operations, including expenses related to the newly acquired assets by Atlas Energy and Atlas Pipeline during 2007.

•	Interest expense was $38.9 million for the fourth quarter 2007, an increase of $31.0 million from the prior year comparable period, primarily due to the financing of the assets acquired by Atlas Energy and Atlas Pipeline in 2007.
Interested parties are invited to access the live webcast of an investor call with management regarding Atlas America’s fourth quarter and full year 2007 results on Thursday morning, February 28, 2008 at 9:00 am ET by going to the Investor Relations section of Atlas America’s website at www.atlasamerica.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Thursday, February 28, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 80399118.
Atlas America, Inc. owns an approximate 64% limited partner interest and 100% of the general partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and approximately 5.5 million limited partner units of Atlas Pipeline Partners, L.P. (NYSE: APL), and an approximate 48% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.
Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.
Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.
Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Certain matters discussed within this press release are forward-looking statements. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas America’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
Financial Summary
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES
Well construction and completion	$80,630	$63,238	$321,471	$198,567
Gas and oil production	70,285	21,753	180,125	88,449
Transmission, gathering and processing	343,052	108,373	823,646	435,259
Administration and oversight	4,791	3,275	18,138	11,762
Well services	4,871	3,455	17,592	12,953
Gain/(loss) on mark-to-market derivatives	(137,289)	1,326	(153,325)	2,316

	366,340	201,420	1,207,647	749,306

COSTS AND EXPENSES
Well construction and completion	70,113	54,989	279,540	172,666
Gas and oil production	9,772	2,062	24,184	8,499
Transmission, gathering and processing	258,247	90,064	635,987	361,045
Well services	2,357	1,797	9,062	7,337
General and administrative	27,337	13,516	112,566	47,754
Depreciation, depletion and amortization	46,853	12,485	107,917	45,643

	414,679	174,913	1,169,256	642,944

OPERATING INCOME (EXPENSE)	(48,339)	26,507	38,391	106,362
OTHER INCOME (EXPENSE)
Interest expense	(38,930)	(7,865)	(92,611)	(27,313)
Minority interests	78,484	(5,296)	93,476	(18,283)
Other, net	4,297	3,921	10,722	8,564

	43,851	(9,240)	11,587	(37,032)

Income (loss) before income taxes and cumulative effect of accounting change	(4,488)	17,267	49,978	69,330
(Provision)/benefit for income taxes	2,607	(6,676)	(14,642)	(27,308)

Net income (loss) before cumulative effect of accounting change	(1,881)	10,591	35,336	42,022
Cumulative effect of accounting change (net of tax of $2,530)	—	3,825	—	3,825

Net income (loss)	$(1,881)	$14,416	$35,336	$45,847

Net income (loss) per common share — basic
Net income (loss) before cumulative effect of accounting change - basic	$(0.07)	$0.36	$1.30	$1.42
Cumulative effect of accounting change	—	0.14	—	0.13

	$(0.07)	$0.50	$1.30	$1.55

Weighted average common shares outstanding — basic	26,875	29,022	27,227	29,575

Net income (loss) per common share — diluted
Net income (loss) before cumulative effect of accounting change - diluted	$(0.07)	$0.36	$1.25	$1.39
Cumulative effect of accounting change	—	0.13	—	0.13

	$(0.07)	$0.49	$1.25	$1.52

Weighted average common shares outstanding — diluted	26,875	29,721	28,279	30,236

	December 31,	December 31,
Balance Sheet Data (at period end):	2007	2006
Cash and cash equivalents	$145,535	$185,401
Property and equipment, net	3,442,036	884,812
Total assets	4,906,529	1,379,838
Total debt	1,994,456	324,151
Total stockholders’ equity	413,163	271,341

ATLAS AMERICA, INC.
Financial Information
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Reconciliation of net income (loss) to adjusted net income(1):
Net income (loss)	$(1,881)	$14,416	$35,336	$45,847
Adjustments to reflect cash impact of derivatives	135,922	(209)	155,424	(2,316)
Non-cash stock compensation expense	2,888	3,649	46,394	9,961
Non-recurring derivative fees	—	—	3,873	—
Cumulative effect of accounting change	—	(3,825)	—	(3,825)
Adjustment to minority interests for the above items	(121,166)	(1,231)	(184,485)	(3,976)
Tax effect of the above items	(5,170)	(854)	(6,213)	(1,445)

Adjusted net income	$10,593	$11,946	$50,329	$44,246

Adjusted net income per common share:
Basic	$0.39	$0.41	$1.85	$1.50

Diluted	$0.38	$0.40	$1.78	$1.46

Weighted average common shares outstanding:
Basic	26,875	29,022	27,227	29,575

Diluted	28,074	29,721	28,279	30,236

Reconciliation of net income (loss) to non-GAAP measures(1):
Net income (loss)	$(1,881)	$14,416	$35,336	$45,847
Interest expense	38,930	7,865	92,611	27,313
Provision/(benefit) for income taxes	(2,607)	6,676	14,642	27,308
Depreciation, depletion and amortization	46,853	12,485	107,917	45,643
Cumulative effect of accounting change	—	(3,825)	—	(3,825)

EBITDA	81,295	37,617	250,506	142,286
Adjustments to reflect cash impact of derivatives	135,922	(209)	155,424	(2,316)
Non-recurring derivative fees	—	—	3,873	—
Non-cash compensation expense	2,888	3,649	46,394	9,961

Adjusted EBITDA	$220,105	$41,057	$456,197	$149,931

(1)	Adjusted net income, EBITDA and Adjusted EBITDA are non-GAAP financial measures under the rules of the Securities and Exchange Commission. Management of the Company believes that EBITDA and Adjusted EBITDA provide additional information with respect to the Company’s ability to meet its debt service, capital expense and working capital requirements. EBITDA and Adjusted EBITDA are measures commonly used by commercial banks, investment bankers, rating agencies and investors in evaluating an entity’s performance relative to its peers. Adjusted net income, EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

ATLAS AMERICA, INC.
OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
ATLAS ENERGY:
Production revenues (in thousands):
Gas(1)	$66,875	$19,684	$169,314	$79,016
Oil	3,410	2,060	10,768	9,384

Production volume(2)(3)(6):
Gas (mcfd)(1)	89,443	25,835	86,893	24,511
Oil (bpd)	413	405	422	413

Total (mcfed)(4)	91,926	28,264	89,425	26,989

Average sales prices(3):
Gas (per mcf)(4)(7)	$8.83	$8.28	$8.66	$8.83
Oil (per bbl)(4)	$89.60	$55.31	$70.16	$62.30

Production costs(5):
As a percent of production revenues	12%	9%	12%	10%
Per Mcfe(3)	$1.01	$0.79	$0.97	$0.86

Depletion per Mcfe(3)	$2.88	$2.18	$2.49	$2.08

ATLAS PIPELINE:
Appalachia system throughput volume (mcfd)(3)	74,198	63,134	68,715	61,892

Velma system gathered gas volume (mcfd)(3)	62,396	57,835	62,497	60,682

Elk City/Sweetwater system gathered gas volume (mcfd)(3)	296,647	295,181	298,200	277,063

Chaney Dell system gathered gas volume (mcfd)(3)(8)	261,867	—	259,270	—
Midkiff/Benedum system gathered gas volume (mcfd)(3)(8)	145,217	—	147,240	—

NOARK Ozark Gas Transmission throughput volume (mcfd)(3)	371,425	288,897	326,651	249,581

Combined throughput volume (mcfd)(3)	1,211,750	705,047	1,162,573	649,218

(1)	Excludes sales to landowners.

(2)	Production quantities consist of the sum of (i) Atlas Energy’s proportionate share of production from wells in which it has a direct interest, based on its proportionate net revenue interest in such wells, and (ii) Atlas Energy’s proportionate share of production from wells owned by the investment partnerships in which Atlas Energy has an interest, based on Atlas Energy’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)	“Mcf” and “mcfd” represents thousand cubic feet and thousand cubic feet per day; “mcfe” and “mcfed” represents thousand cubic feet equivalent and thousand cubic feet equivalent per day, and “bbl” and “bpd” represents barrels and barrels per day. Barrels are converted to mcfe using the ratio of six mcf’s to one barrel.

(4)	Atlas Energy’s average sales price before the effects of financial hedging was $7.38 and $7.35 for the three months ended December 31, 2007 and 2006, respectively, and $7.22 and $7.90 for the year ended December 31, 2007 and 2006, respectively.

(5)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.

(6)	Amounts for the year ended December 31, 2007 represent production volumes related to AGO from the acquisition date (June 29, 2007) to December 31, 2007.

(7)	Includes $5.8 million and $12.3 million in derivative proceeds which were not included as revenue in the fourth quarter 2007 and the year ended December 31, 2007.

(8)	Amounts for the year ended December 31, 2007 represent volumes from the acquisition date (July 27, 2007) to December 31, 2007.